Exhibit 10.9


[CERTAIN INFORMATION HAS BEEN OMITTED FROM THIS EXHIBIT AND FILED SEPARATELY WITH THE SEC PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT UNDER RULE 24b-2.]

                                LICENSE AGREEMENT


        THIS AGREEMENT is made and effective as of this 10th day of November, 1997 by and between CNS, Inc., a Delaware corporation ("Licensee"), and Onesta Nutrition, Inc., a Minnesota corporation ("Licensor").

                                    RECITALS

        WHEREAS, Licensor is now and has been engaged in developing certain Products (as defined in Subsection 1.1) for use in providing dietary fiber in tablet form.

        WHEREAS, the Products embody inventions and designs owned exclusively by Licensor and Licensor has available certain Know-how relating to the manufacture of the Products;

        WHEREAS, Licensor owns or controls, or may hereafter own or control, certain Know-how, patents or patent applications relating to the Products;

        WHEREAS, Licensee desires to obtain an exclusive worldwide license from Licensor of certain Know-how, patents and patent applications of Licensor relating to the manufacture and use of the Products for providing dietary fiber and Licensor is willing to grant such a license to Licensee.

        NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements hereinafter set forth and other good consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

        1. GENERAL DEFINITIONS. As used herein, the following terms shall be defined in the manner set forth below:

                1.1 Products. The term "Products" shall mean the soluble fiber supplement product described on Schedule 1.1 attached hereto, the manufacture, use or sale of which is covered by the Licensed Patents or is made or developed through the use of the Know-How, including all improvements thereto, and any other inulin-based soluble fiber supplement products developed by Licensor or any of its employees, consultants, agents or representatives during the term of this Agreement using any Licensed Patents or Know-how; provided, however, that for any such improvement or enhancement or similar product developed by Licensor to be included within the license herein granted, Licensor shall notify Licensee of any such improvement or enhancement and Licensee shall at its option make an election to include such improvement or enhancement in this License by providing written notice of such election to Licensor within thirty (30) days after Licensee learns of such improvement, enhancement or similar product. If Licensee shall make an such election, Licensee shall reimburse Licensor for reasonable expenses incurred in developing such improvement or enhancement or similar product.

                1.2 Know-how. The term "Know-how" shall mean any and all tangible and intangible information, technology, documents and materials in the possession and control of Licensor, and necessary in order to enable Licensee to utilize fully the rights granted by Licensor to Licensee hereunder and shall include, without limiting the foregoing, the ideas, concepts, confidential information, trade secrets and techniques, as well as all the materials, documents, manuals, specifications, patterns, art work, bills of materials and other information of Licensor relating to the Products.

                1.3 Licensed Patents. The term "Licensed Patents" shall mean the following: (i) the United States and foreign patent(s) and patent application(s) to the Products listed on Schedule 1.3 attached hereto; (ii) all future United States or foreign patent applications related to the Products and any patents arising therefrom; (iii) the rights, patents and patent applications, if any, in any country or jurisdiction in the world corresponding to the United States patent applications; and (iv) any division, continuation, continuation-in-part, divisional, re-examined, reissued or extended letters patent, applications and petty patents, utility models, utility model conversions, inventor's certificates relating to the inventions claimed in any of the foregoing United States patents and patents pending and foreign patent rights, which may be developed, acquired or controlled by Licensor during the term of this Agreement and with respect to which Licensor shall have the right to grant the license hereinafter provided.

                1.4. Contract Year and Quarter. The term "Contract Year" shall mean each period following October 1 of 1998, 1999 and 2000. The term "Contract Quarter" shall mean each period of three consecutive months commencing January 1, April 1, July 1 and October 1.

                1.5. Gross Revenues. The term "Gross Revenues" shall mean the gross amounts collected by Licensee from any end-user, sublicensee, assignee or other person or entity relating to or arising from the sale of Products after the deduction of (i) any amounts repaid or credited by reason of rejections or returns, and (ii) trade and quantity discounts actually allowed and taken.

                1.6. Earned Royalty . The term "Earned Royalty" shall mean the royalty payable to Licensor on Products.

        2. GRANT OF LICENSES.

                2.1 Patent and Know-how License. Licensor hereby grants to Licensee a sole and exclusive, worldwide, transferable right and license under the Licensed Patents and Know-How to make, have made, use, import, offer for sale and sell the Products and to practice worldwide any process claimed or disclosed in the Licensed Patents and Know-how. Without limiting the foregoing, the Licensed Products may be distributed as a product to consumers, retailers, wholesalers or otherwise.

                2.2 Sublicenses and Assignments. Licensee may sublicense and/or assign to any third party, including affiliates of Licensee, any and all rights granted hereunder. In the event of an assignment, Licensee shall enter into a written agreement with the assignee pursuant to which the assignee shall assume all of the obligations of Licensee under this Agreement and this Agreement shall be binding upon and inure to the benefit of such assignee. In the event of a sub-license, Licensee shall enter into a written agreement with sub-licensee (i) with a term no greater than the term of this Agreement, (ii) with rights granted to sub- licensee which are no greater than the terms of this Agreement, and
(iii) pursuant to which Licensee shall use reasonable business efforts to impose upon sub-licensees similar obligations as Licensor has imposed upon Licensee under this Agreement.

                2.3 Patent Procurement and Costs. Licensee shall be responsible for and pay all patent costs and expenses (including reasonable attorneys' fees) incurred by Licensor in obtaining, prosecuting, owning and maintaining any of the Licensed Patents issued or to be issued under the law of any country or jurisdiction, including filing, prosecution, working and maintenance costs and taxes. Licensee shall have the right to review and comment on Licensor's filings with respect to the Licensed Patents, at Licensee's own expense. Notwithstanding the above, Licensor shall direct and control the procurement of the Licensed Patents using patent counsel of its own choosing for such procurement (the choice and which counsel is subject to the reasonable consent of Licensee). Such patent costs and expenses incurred by Licensor and reimbursed by Licensee hereunder may be offset against the royalties payable under excess of running royalties payable under Section 4.1 over the minimum royalties payable under
Section 4.3 in any Contract Quarter to the extent that such excess arises from sales of Licensed Products in the country or region in which such patent costs and expenses were incurred.

                2.4 Exploitation. Licensee hereby agrees that during the term of this Agreement it will use its reasonable best efforts to manufacture, sell and market the Products, and will exert its reasonable best efforts to create a demand for the Products worldwide, and to increase and extend its business in the manufacture, sale and marketing of the Products worldwide.

        3. REPRESENTATIONS AND WARRANTIES.

                3.1 Licensor hereby warrants and represents to Licensee as follows:

                (a) Licensor is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota.

                (b) This Agreement has been duly authorized, executed and delivered by Licensor and constitutes a valid and binding obligation of Licensor, enforceable in accordance with its terms, except as rights to indemnification thereunder may be limited by applicable law and except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally or by general equitable principles. The execution, delivery and performance of this Agreement by Licensor and the consummation of the transactions contemplated hereby do not and will not conflict with or result in any material breach of any of the provisions of, or constitute a material default under, or result in a material violation of, or require any authorization, consent or approval, under the provisions of such party's Articles of Incorporation or Bylaws or any other agreement or instrument to which such party is bound or affected, or to he best of Licensor's knowledge, any law, statute, rule, regulation, judgment order or decree to which such party is subject.

                (c) Licensor owns all the rights of Jerome J. Licari, Ph-D and all other employees, agents, consultants or representatives of Licensor with respect to the Products, Licensed Patents and Know-how.

                (d) Licensor has filed the patent applications listed on
        Schedule 1.3.

                (e) To Licensor's knowledge, the Products, Licensed Patents and Know-how do not infringe on any patent, copyright or other intellectual property right of any third party.

                (f) Licensor has not received notice of any claims, actions, suits or proceedings pending or threatened effecting Licensor, the Licensed Patents or Know-how which, if adversely determined, would have a material adverse effect upon Licensee's ability to manufacture, have manufactured, use or sell the Products or otherwise practice the rights and technology licensed to Licensee by Licensor under this Agreement and, to the best of Licensor's knowledge, there is no reasonable basis for anyone to bring such claims, actions, suits or proceedings.

                (g) Licensor has not received any claim from any third-party proceedings relating to the Licensed Patents, Know-how, or the Products which are based upon infringement of any patent or misappropriation or misuse of trade secrets.

                (h) Licensor represents that the product, in its current form, is manufacturable in quantities sufficient enough to meet the sales levels required for the minimum guaranteed royalties.

                (i) That certain License Agreement between Licensor and Johnson & Johnson/Merck Consumer Pharmaceuticals Company ("JJMCP"), dated March 31, 1997, was terminated effective June 25, 1997, and Licensor retains a royalty-free unrestricted right to use any information concerning the manufacture, formulation and use of the Licensed Products not generally known to the public, and developed by JJMCP during the term of such agreement (other than information covered by any published patent or patent application).

                3.2 Licensee hereby warrants and represents to Licensor as follows:

                (a) Licensee is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

                (b) This Agreement has been duly authorized, executed and delivered by Licensee and constitutes a valid and binding obligation of Licensee, enforceable in accordance with its terms, except as rights to indemnification thereunder may be limited by applicable law and except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally or by general equitable principles. The execution, delivery and performance of this Agreement by Licensee and the consummation of the transactions contemplated hereby do not and will not conflict with or result in any material breach of any of the provisions of, or constitute a material default under, or result in a material violation of, or require any authorization consent or approval, under the provisions of Licensee's Certificate of Incorporation or Bylaws or, to the best of Licensee's knowledge, any other agreement or instrument to which such party is bound or affected, or any law, statute, rule, regulation, judgment order or decree to which such party is subject.

        4. CONSIDERATION AND REPORTS.

                4.1 Royalties. Licensee agrees to pay to Licensor royalties as follows based on the Gross Revenues from the sale of Products: (a) [CONFIDENTIAL TREATMENT REQUESTED]% of Gross Revenues until royalties have been paid on an aggregate total of $[CONFIDENTIAL TREATMENT REQUESTED] of Gross Revenues, then
(b) [CONFIDENTIAL TREATMENT REQUESTED]% of Gross Revenues until royalties have been paid on an aggregate total of $[CONFIDENTIAL TREATMENT REQUESTED] of Gross Revenues, and then (c) [CONFIDENTIAL TREATMENT REQUESTED]% of all Gross Revenues in excess of an aggregate total of $[CONFIDENTIAL TREATMENT REQUESTED]. The royalty provided for in this Subsection 4.1 shall be reduced to [CONFIDENTIAL TREATMENT REQUESTED]% of the otherwise applicable rate, on a country-by-country basis if no Licensed Patent issues in such country.

                4.2 Quarterly Payments. All royalties due Licensor from Licensee hereunder shall be payable on a Contract Quarterly basis. Within forty-five (45) days after the end of each Contract Quarter during the term of this Agreement, Licensee shall pay to Licensor, by wire transfer to an account designated pursuant to Section 10.4, the royalty due Licensor under Subsection 4.1 through the end of the preceding Contract Quarter and shall furnish Licensor with a written statement setting forth the number of Products sold and the Gross Revenues received during such Contract Quarter, and the resulting amount of the royalty due Licensor under Subsection 4.1.

                4.3 Minimum Royalties.

                (a) To maintain its rights hereunder, Licensee shall pay to Licensor minimum royalties as follows in the event that the Products may be marketed and sold without a prescription:

                      Minimum Royalty Payment               Minimum Royalty Payment
Contract Year*         Per Contract Year per                   Contract Quarter
--------------        -----------------------               -----------------------
Year 1          $[CONFIDENTIAL TREATMENT REQUESTED]   $[CONFIDENTIAL TREATMENT REQUESTED]
Year 2           [CONFIDENTIAL TREATMENT REQUESTED]    [CONFIDENTIAL TREATMENT REQUESTED]
Year 3**         [CONFIDENTIAL TREATMENT REQUESTED]    [CONFIDENTIAL TREATMENT REQUESTED]

*       Twelve-month periods beginning on the Contract Year.
** Through the Contract Year of the expiration date of the last of the Licensed Patents or if no Licensed Patent issues, December 26, 2015.

                (b) In the event the royalty is reduced pursuant to Subsection
        4.1 above, the minimum royalties provided for in Subsection 4.3(a) shall be reduced by [CONFIDENTIAL TREATMENT REQUESTED] in each Contract Year, pro rata on a country-by-country basis.

                4.4 Minimum Royalty Payment. Licensee shall pay Licensor within forty-five (45) days after the end of each Contract Quarter, by wire transfer to an account designated pursuant to Section 10.4, an amount equal to the minimum royalties payable pursuant to the terms of Subsection 4.3 for the Contract Quarter then ended, less: (a) the aggregate amount of Earned Royalties actually paid to Licensor pursuant to the terms of Subsections 4.1 and 4.2 for the Contract Quarter then ended; and (b) any Earned Royalties paid to Licensor during the prior Contract Quarters in the current Contract Year that exceed the amount of cumulative minimum royalties payable for those Contract Quarters; provided that in no event shall such deductions reduce the payment to Licensor in any Contract Year below the then applicable minimum annual royalty payable under 4.3 of this Agreement. Licensee's failure to pay any and all amounts payable under the preceding sentence within thirty (30) days after receipt of written notice from Licensor that such amounts have not been timely paid shall render the licenses granted hereunder void and thereupon, Licensee shall have no further rights or interests of any kind or nature with respect to the Products, Know-how, License or Patents and Licensee shall take any and all action that Licensor may request to further document the provisions hereof. In the event that any law, statute, regulation, rule, guideline, ruling or decision of any governmental or regulatory agency prevents Licensee from marketing or offering Products for sale, the minimum royalty payment will be suspended until such time that Licensee is no longer prevented from marketing or offering Products for sale, such suspension to be determined pro rata on a country-by-country basis.

                4.5 Late Payment. Licensee shall have ten (10) days to make any late payments hereunder, without interest. Thereafter, Licensee shall pay a late payment fee to Licensor calculated at a variable rate of 2% over the prime per annum interest rate as set from time to time by Norwest Bank Minneapolis, N.A. , Minneapolis, Minnesota (the "Interest Rate"), on any and all amounts that are at any time overdue and payable to Licensor under this Agreement, such interest being calculated on each such overdue amount from the date when such amount became due to the date of actual payment thereof. Such late payment fee shall be in addition to and not in lieu of any and all other rights or remedies that Licensor may have under this Agreement or law relating to a default by Licensee under this Agreement.

                4.6 Records. During the term of this Agreement and for three (3) years after termination of this Agreement, Licensee shall at all times maintain accurate and up-to-date records containing complete data from which amounts due to Licensor under this Agreement may be readily calculated. Further, Licensee shall preserve and permit examination of such records by Licensor's representatives at reasonable intervals and under reasonable conditions during the term of this Agreement and for three (3) years thereafter and, upon request, shall supply to Licensor's representatives all information useful in making a proper audit and verification of Licensee's performance of its obligations under this Agreement.

                4.7 Underpayment. If Licensor determines by audit and inspection of Licensee's books and records that Licensee has failed to pay all royalties due under Subsection 4.1, Licensee shall pay Licensor 105% of such additional royalties as may be due, plus interest thereon. If the amount of underpayment exceeds 5% of the royalties due under Subsection 4.1, then Licensor shall, in addition to any other remedies available to it, recover from Licensee the reasonable costs incurred in making any such audit and inspection pursuant to Subsection 4.6 hereof which revealed such shortfall and Licensee shall pay Licensor 105% of such additional royalties, plus interest thereon.

        5. INDEMNIFICATION.

                5.1 Indemnification by Licensor. Licensor shall indemnify and hold Licensee harmless from and against any and all claims, damages, costs (including reasonable attorneys' fees), judgments and liabilities of any kind or nature arising out of any third party claim of (a) any breach by Licensor of any of its warranties, representations and covenants under this Agreement or (b) any misuse by Licensor of the patent process or fraud by Licensor on the patent office or notice by Licensor before the date hereof of a claim by any party of a prior or superseding right to practice the art of and commercialize the Products.

                5.2 Indemnification by Licensee. Licensee shall indemnify and hold Licensor harmless from and against any and all claims, damages, costs (including reasonable attorneys'.fees), judgments -and liabilities of any kind or nature: (a) arising out of any third party claim of the breach by Licensee of any of its warranties, representations and covenants under this Agreement; or
(b) arising out of any actual or alleged defect in a Product.

        6. PROTECTION AGAINST INFRINGEMENT. In the event that Licensee becomes aware of activity on the part of any third party which may constitute infringement of the Licensed Patents, or any other intellectual property rights with respect to which Licensee is granted a license hereunder, Licensee shall give Licensor written notice thereof. Upon reasonable request by Licensor, Licensee shall, at its sole expense, initiate and thereafter diligently maintain reasonable efforts to prevent and abate such infringement, including the initiation of an appropriate civil action for infringement and the taking of such other action as may be necessary or appropriate, to enforce the Licensed Patents or other intellectual property rights with respect to -which Licensee is granted a license hereunder. In such event, (i) Licensor will permit the use of its name in, and as a party to, all such suits and execute all pleadings, documents and other papers necessary or appropriate in conjunction therewith and
(ii) Licensee shall receive the full benefits of any action it takes pursuant to this subsection, including retaining all sums recovered in any such suit or in settlement thereof after paying Licensor the Earned Royalties which shall be calculated from the amount of Gross Revenues, if any, asserted by Licensee to support any award of compensatory damages (as opposed to punitive or any other damages). Licensor may, at its option and its cost and expense, participate in meetings with Licensee and/or its counsel and receive all pleadings, documents and other related papers useful for the purpose of keeping Licensor informed of the status of any proceedings commenced by Licensee pursuant to this Section 6.

        7. TERM AND TERMINATION.

                7.1 Term. This Agreement shall commence on the effective date hereof and shall expire, unless earlier terminated pursuant to Subsections 4.8,
7.2 or 7.3 of this Agreement, upon the later of (a) the expiration of the last of the Licensed Patents to expire or (b) December 26, 2015.

                7.2 Termination by Licensor. If Licensee defaults in any of its obligations under this Agreement, Licensor shall have the right to terminate this Agreement by giving thirty (30) days' written notice of termination specifying the reason for termination, provided that such notice will be of no effect and termination will not occur if the specified default is cured prior to the expiration of said thirty (30) day notice period.

                7.3 Termination by Licensee. (a) This Agreement may be terminated by Licensee at any time at will, with or without cause, by the giving of at least ninety (90) days' written notice to Licensor by Licensee, in which event such license shall terminate upon the effective date stated in any such notice. In the event of the termination of any such license, neither Licensor nor Licensee shall have any further obligation to the other party hereunder except as expressly provided in Sections 7.4 and 8.1 below.

                (b) Upon the termination of any license granted under this Agreement, Licensee may, after the effective date of such termination, sell any of its (i) completed Products, (ii) Products then in the process of manufacture and (iii) Products with respect to which manufacture has been committed at the time of termination by reason of either (x) any contracts for the purchase of materials to be used in the manufacture of such Products or (y) any contract for the sale of such Products. All such sales and uses shall be subject to the royalty provisions of Section 4 of this Agreement as though the termination of this Agreement had not occurred.

                (c) Except as expressly provided in Subsection 7.3(b), after termination of this Agreement, Licensee may not use develop, market or sell the Products, Know-how, or Licensed Patents in any way or manner that would violate any rights of Licensor and all rights with respect to the Licensed Products, Know-how or Licensed Patents shall revert to Licensor. In addition, Licensee shall assign to Licensor, and hereby does, effective only upon such termination, any and all (i) improvements to the Licensed Products, Know-how or Licensed Patents conceived or reduced to practice during the term of this Agreement and (ii) trademarks for the Licensed Products (other than master brand trademarks of Licensee which shall be retained by Licensee). Licensee shall take any and all steps reasonably requested by Licensor to fully document the complete vesting of such rights in Licensor upon any such termination.

                7.4 Continued Obligations. Termination shall not relieve or release either party from its obligations to make any payment which may be owing to the other under the terms of this Agreement or from any other liability which either party may have to the other arising out of the terms of this Agreement. Additionally, notwithstanding anything contained herein to the contrary, Sections 3, 4 (including Subsection 4.8 to the extent then exercised), 5 and 8.2 shall survive termination of this Agreement and remain in full force and effect; provided, that Licensor and Licensee hereby acknowledge that they may not bring claims against one another based upon the representations and warranties contained in Section 3, except to the extent such representations and warranties are not accurate as of the date hereof.

        8. LICENSEE'S UNDERTAKINGS.

                8.1 Licensing Fee and Payment. Licensee will pay to Licensor the sum of $[CONFIDENTIAL TREATMENT REQUESTED] as a license fee. The license fee will be payable to, Licensee, by wire transfer to an account designated pursuant to Section 10.4, as follows:

                (a) $[CONFIDENTIAL TREATMENT REQUESTED] at the time of execution of this License Agreement.

                (b) $[CONFIDENTIAL TREATMENT REQUESTED] at the beginning of each of the next three calendar quarters. If this Agreement is terminated by Licensee prior to the payment of all license fees under this Section 8.1, the remaining payments shall be paid on or before the effective date of such termination. All license fees shall be non-refundable. Of the total $[CONFIDENTIAL TREATMENT REQUESTED] license fee, $[CONFIDENTIAL TREATMENT REQUESTED] shall be set off against and reduce the royalty payments to be made to Licensor under Section 4 of this Agreement. Such credit shall be applied at the rate of [CONFIDENTIAL TREATMENT REQUESTED] percent ([CONFIDENTIAL TREATMENT REQUESTED]%) of the excess of running royalties payable under Section 4.1 over the minimum royalties payable under Section 4.3 in any Contract Quarter.

                8.2 Confidentiality. Licensee shall maintain the confidentiality of Licensor's confidential information, both during and after the term of this Agreement. After this Agreement is terminated, Licensee shall not use any of Licensor's confidential information for any purpose that is not specifically provided for in Subsection 7.3(b) of this Agreement.

                8.3 Press Release. Upon launch of the first Licensed Product, Licensee shall issue a press release, reasonably satisfactory to Licensor, which shall, in part, acknowledge Onesta's and/or Licari's role in developing the Licensed Products.

        9. LICENSOR'S UNDERTAKINGS.

                9.1 Disclosure of Improvements. Licensor agrees to promptly disclose to Licensee any improvement, enhancement or modification to the Products that Licensor may develop during the term of this Agreement or any other inulin-based soluble fiber supplement products.

        10. MISCELLANEOUS.

                10.1 Force majeure. Neither party shall be responsible for any delay or failure in the performance of any obligation hereunder due to strikes, lockouts, fires, floods, acts of God, embargoes, wars, riots, or act or order of any government or governmental agency; provided, however, nothing set forth in this Subsection 10.1 shall be construed to relieve Licensee of the requirement that it pay minimum royalties pursuant to Subsections 4.3 and 4.4 hereof.

                10.2 Waiver. The waiver or failure of either party to enforce the terms of this Agreement in one instance shall not constitute a waiver of said party's right under this Agreement with respect to other violations.

                10.3 Remedies. The election by either party of any particular right or remedy shall not be deemed to exclude any other right or remedy and all rights and remedies of either party shall be cumulative. The parties agree that, in addition to any other relief afforded under the terms of this Agreement or by law, each party shall have the right to enforce this Agreement by injunctive or mandatory relief to be issued against the other party, it being understood that both damages and specific performance shall be proper modes of relief and are not to be considered as alternative remedies.

                10.4 Notices. All notices and replies thereto required hereunder shall be in writing, signed by the party giving notice, placed in an envelope and either delivered by hand or sent by facsimile or registered mail, postage prepaid, return receipt requested, and properly addressed to the other party. Notices sent by mail shall be deemed received on the date of receipt indicated by the receipt verification provided by the United States Postal Service. Notices sent by facsimile shall be deemed received on the date indicated on the sender's confirmation report. Notice shall be given, mailed or sent to the other party at the following addresses or at such other address as may be given by proper notice:

                If to Licensor:      Onesta Nutrition, Inc.
                                     [CONFIDENTIAL TREATMENT REQUESTED]
                                     [CONFIDENTIAL TREATMENT REQUESTED]
                                     Attn: Jerome J. Licari, Ph.D
                                     Fax No.: [CONFIDENTIAL TREATMENT REQUESTED]

                Wire transfer
                information:         Anchor Bank of Wayzata
                                     1055 Wayzata Boulevard
                                     Wayzata, MN 55391
                                     ABA Routing No: [CONFIDENTIAL TREATMENT
                                                      REQUESTED]
                                     Account No: [CONFIDENTIAL TREATMENT
                                                  REQUESTED]

                With a copy to:      Dorsey & Whitney LLP
                                     220 South Sixth Street
                                     Minneapolis, MN 55402-1498
                                     Attn: Karin A. Keitel
                                     Fax No.: 612-340-8827

                If to Licensee:      CNS, Inc.
                                     4400 West 78th Street
                                     Minneapolis, MN 55435
                                     Attn: Daniel E. Cohen, M.D.
                                     Fax No.: 612-820-6697

                With a copy to:      Lindquist & Vennum P.L.L.P.
                                     4200 IDS Center
                                     80 South 8th Street
                                     Minneapolis, MN 55402-2205
                                     Attn: Patrick Delaney
                                     Fax No.: 612-371-3207

Either party hereto may designate any other address for notices or account for wire transfer given hereunder by written notice to the other party given at least ten (10) days prior to the effective date of such change.

                10.5 Entire Agreement. This Agreement represents the entire agreement between the parties with respect to the subject matter hereof; there are no oral promises, representations or warranties. No modification of this Agreement or waiver of any of its terms shall be binding upon the parties unless said modification or waiver is in writing, signed by both parties, and states that it is an amendment to this Agreement.

                10.6 Parties in Interest. This Agreement shall inure to the benefit of, be binding upon, and be enforceable against the parties hereto, their respective successors and assigns.

                10.7 Governing Law. This Agreement shall be governed by, construed and enforced under the internal laws (and not the laws of conflicts) of the State of Minnesota. Licensee irrevocably submits to the jurisdiction of the Minnesota state courts and federal courts sitting in Minneapolis or St. Paul, Minnesota in connection with any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of such action or proceeding shall be heard and determined in any such court.

                10.8 Severability. If any portion of this Agreement is held invalid by the final judgment of any court of competent jurisdiction, such portion shall be deemed revised or "blue lined" so that it is enforceable to the fullest extent possible under applicable law and the remaining provisions shall remain in full force and effect as if such invalid provision had not been included herein.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                       CNS, INC.


                                       By
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                                         Its:
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                                       ONESTA NUTRITION, INC.


                                       By
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                                         Its:
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                                LIST OF SCHEDULES


                   Number                            Description
                   ------                            -----------

                     1.1                             Products

                     1.3                             Licensed Patents

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                                  SCHEDULE 1.1

                             DESCRIPTION OF PRODUCTS

        Soluble fiber supplement product covered by the Licensed Patents or made or developed through the use of Know-How.

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                                  SCHEDULE 1.3

                         DESCRIPTION OF LICENSED PATENTS

U.S. Patent Application Serial No. 60/009,231 filed December 26, 1995, "Dietary
         Fiber Delivery System"

U.S. Patent Application Serial No. 08/771,960 filed December 23, 1995, "Dietary
         Fiber Delivery System"

PCT Patent Application PCT/US 96/20245 filed December 23, 1996, "Dietary Fiber
         Delivery System"